EXHIBIT 4.16

COMMERCIAL IN CONFIDENCE

23 July 2022

Mr Adrian Hinton

15 Silver Crescent

GRANGE SA 5022

Dear Adrian

Amendment to your Consultancy Agreement dated 18 March 2019

I write to confirm that the Company would like to extend the term of your consultancy services for a period of 1 July 2022 to 30 June 2023 with the following amendment:.

•
Schedule 3 – Fees, in the Agreement will be replaced with the following:

“The fee for the Service s are to be calculated as follows:

a)
$21,000 per month or $252,000 per year, payable by invoicing the Company at the end of each month during the provision of Executive Services.
b)
onus target of 20% of $252,000 with 50% based on Company Goals and 50% based on Personal Goals”

Please confirm your agreement to this amendment on the terms outlined in this letter by signing and dating this letter and returning it to me at your earliest convenience.

Yours sincerely

/s/ Errol De Souza

Errol De Souza

Executive Chairman

/s/ Adrian Hinton	26/7/22
Mr Adrian Hinton	Date

200 Greenhill Road, Eastwood SA 5063 Australia Phone 61 8 8150 7400 Email info@bionomics.com.au website www.bionomics.com.au

Exh. 4.16-1